EXHIBIT 3.34

OPERATING AGREEMENT

OF

MERITAGE HOMES OPERATING COMPANY, LLC

THIS OPERATING AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of June, 2007, by and between MERITAGE HOMES OF TEXAS HOLDING, INC., an Arizona corporation, as the sole member (the “Member”), and MERITAGE HOMES OPERATING COMPANY, LLC, an Arizona limited liability company (the “Company”).

1. Formation. The Member has formed an Arizona limited liability company under the name “MERITAGE HOMES OPERATING COMPANY, LLC” pursuant to the Arizona Limited Liability Company Act (the “Act”), effective upon the filing of the Articles of Organization (the “Articles”) for the Company.

2. Principal Office and Place of Business. The principal office and place of business (the “Principal Office”) of the Company shall be 17851 N. 85th Street, Suite 300, Scottsdale, Arizona 85255, or such other place as the Member, from time to time, shall determine.

3. Agent for Service of Process. The agent for service of process for the Company shall be CT Corporation System, 2394 E. Camelback Road, Phoenix Arizona 85016, or such other person as the Member shall appoint from time to time.

4. Purpose. The Company shall have the power to pursue any and all activities necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of such purposes as are determined from time to time by the Member and that are permissible under the Act.

5. Term. The term of the Company shall commence on the filing date of the Articles and shall continue until dissolved.

6. Capital Contributions. The Member may make capital contributions to the Company in such amounts and at such times as the Member shall determine in the Member’s sole discretion.

7. Distributions of Available Cash Flow. Distributions of available cash flow shall be made in such amounts and at such times as the Member shall determine in the Member’s sole discretion.

8. Management. The Member shall have full, exclusive, and complete power to manage and control the business and affairs of the Company, and the decisions and acts of the Member shall bind the Company. Any person dealing with the Company may rely, without further inquiry, on the identity of the Member set forth in the Articles until such time as the Articles are amended in accordance with applicable law to reflect a change in the identity of the Member. The Member, acting alone and without the requirement for further resolutions or agreements evidencing such authority, shall have the authority to execute and deliver documents and instruments and to take any other actions on behalf of the Company, whether or not such actions are for carrying on the business of the Company in its usual way, all of which shall be binding on the Company. Without limiting the generality of the foregoing, the Member is specifically authorized on behalf of the Company to buy and sell property, record instruments affecting title to property, borrow money, issue evidences of indebtedness, encumber the Company’s assets (by deed of trust, mortgage, security interest, or otherwise), sign leases, settle disputes, obtain licenses and permits, make applications for governmental approvals, and otherwise deal with the assets of the Company in the same manner in which an individual can deal with his own assets. Without further action or joinder by any person or entity, the Member may enter into resolutions on behalf of the Company for any matters within the scope of the Member’s authority hereunder, setting forth in greater details actions authorized by the Company, and such resolutions may be relied on absolutely by any person or entity to whom they are delivered.

9. Officers. The Member may appoint Officers, from time to time, with such other titles as it may select, including the titles of Chairman, Chief Executive Officer, President, Vice President, Treasurer, and Secretary, to act on behalf of the Company. An Officer shall have such power and authority as the Member may delegate to any such person.

10. Banking Resolution. The Member shall open all banking accounts as it deems necessary and may enter into any deposit agreements as are required by the financial institution at which such accounts are opened as and to the extent the Member deems necessary or advisable. The Member and such other persons or entities designated in writing by the Member shall have signing authority with respect to such bank accounts. Funds deposited into such accounts shall be used only for the business of the Company.

11. Indemnification of the Member. The Company, its receiver, or trustee shall indemnify, defend, and hold harmless the Member and its Affiliates (each, an “Actor”), to the extent of the Company’s assets, for, from, and against any liability, damage, cost, expense, loss, claim, or judgment incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Actor in connection with the business of the Company, including, without limitation, attorneys’ fees and costs incurred by the Actor in settlement or defense of such claims. Notwithstanding the foregoing, no Actor shall be so indemnified, defended, or held harmless for claims based upon acts or omissions in breach of this Agreement or that constitute fraud, gross negligence, or willful misconduct. Amounts incurred by an Actor in connection with any action or suit arising out of, or in connection with, Company affairs shall be reimbursed by the Company. “Affiliate” means a person or entity who, with respect to the Member: (a) directly or indirectly controls, is controlled by, or is under common control with the Member; (b) owns or controls ten percent (10%) or more of the outstanding voting securities of the Member; (c) is an officer, director, shareholder, partner, or member of the Member; or (d) if the Member is an officer, director, shareholder, partner, or member of any entity, the entity for which the Member acts in any such capacity.

12. Liability. No Actor shall be personally liable, responsible, or accountable in damages or otherwise to the Company for any act or omission performed or omitted by such Actor in connection with the Company or its business. The Member’s liability for the debts and obligations of the Company shall be limited as set forth in the Act and other applicable law.

13. Reimbursable Expenses. The Company will reimburse the Member for all actual out-of-pocket third-party expenses incurred in connection with the carrying out of the duties set forth in this Agreement.

14. Records. The Member shall keep or cause to be kept at the Principal Office of the Company the following: (a) a written record of the full name and business, residence, or mailing address of the Member; (b) a copy of the initial Articles and all amendments thereto; (c) copies of all written operating agreements and all amendments to such agreements; and (d) such other records and documents as are required by the Act as the Member deems necessary or advisable.

15. Dissolution. The Company shall be dissolved upon the election of the Member. A Withdrawal Event with respect to the Member shall not dissolve the Company, unless any assignees of the Member’s interest do not elect to continue the Company and admit a member within ninety (90) days of such Withdrawal Event. “Withdrawal Event” shall mean those events and circumstances set forth in Section 29-733 of the Act.

16. Filing Upon Dissolution. As soon as possible following the dissolution of the Company, the Member shall execute and file a Notice of Winding Up with the Arizona Corporation Commission as required by the Act.

17. Liquidation. Upon dissolution of the Company, it shall be wound up and liquidated as rapidly as business circumstances permit, the Member shall act as the liquidating trustee, and the assets of the Company shall be liquidated and the proceeds thereof shall be paid (to the extent permitted by applicable law) in the following order: (a) first, to creditors, including the Member if it is a creditor, in the order and priority required by applicable law; (b) second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the liquidating trustee determines in its sole discretion; and (c) third, to the Member.

18. Articles of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed, Articles of Termination shall be executed and filed by the liquidating trustee with the Arizona Corporation Commission as required by the Act.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

MEMBER:		COMPANY:

MERITAGE HOMES OF TEXAS HOLDING, INC., an Arizona corporation		MERITAGE HOMES OPERATING COMPANY, LLC, an Arizona limited liability company

By:	/s/ Larry W. Seay	By:	Meritage Homes of Texas Holding, Inc., an Arizona corporation, its sole member
Title:	Executive Vice President and CFO

		By:	/s/ C. Timothy White

		Title:	Executive Vice President and Sec’y